Exhibit 10.12

EXECUTION VERSION

This TRANSACTION AND MONITORING FEE AGREEMENT (this “Agreement”) is dated as of December 16, 2011 and is among Go Daddy Operating Company, LLC, a Delaware limited liability company (the “Company”), Kohlberg Kravis Robers & Co L.P., a Delaware limited partnership (“KKR”), Silver Lake Management Company III, L.L.C., a Delaware limited liability company (“Silver Lake”), and TCV VII Management, L.L.C., a Delaware limited liability company (“TCV”, and together with Silver Lake and KKR, the “Managers” and each a “Manager”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Amended and Restated Limited Liability Company Agreement of Desert Newco, LLC (together with its successors, including any IPO Corporation, “Newco”), dated as of December 16, 2011 (as it may be amended, supplemented or modified, the “LLC Agreement”).

BACKGROUND

1. Newco, the sole member of the Company, has entered into a Unit Purchase Agreement, dated as of July 1, 2011 (as amended, supplemented or modified, the “Purchase Agreement”), with Gorilla Acquisition LLC, a Delaware limited liability company (“Investor”) and The Go Daddy Group, Inc., an Arizona corporation (“Holdings”).

2. Pursuant to the Purchase Agreement, Affiliates of the Managers, as assignees of the rights of Investor, will acquire from Holdings a majority of the issued and outstanding limited liability company membership units of Newco (the “Transaction”).

3. Each of the Managers has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company, its subsidiaries and their business and has facilitated the Transaction and certain other related transactions as contemplated by the Purchase Agreement (collectively, the “Transactions”) through its provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions. Each of the Managers has also provided advice and negotiation assistance with relevant parties in connection with the financing of the Transactions as contemplated by the Purchase Agreement.

4. The Company and its subsidiaries desire to avail themselves, for the term of this Agreement, of each of the Managers’ expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, and other advice and negotiation assistance, which the Company believes will be beneficial to it and its subsidiaries, and each of the Managers desires to provide the services to the Company and its subsidiaries as set forth in this Agreement in consideration of the payment of the fees described below.

5. The rendering by each of the Managers of the services described in this Agreement has been made and will be made on the basis that the Company will pay, or will cause its subsidiaries to pay, the fees described below.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Transaction and M&A Management Fees. In consideration of each Manager undertaking financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance necessary in order to enable the Transactions to be consummated, the Company will pay, or will cause its subsidiaries to pay, at the closing of the Transaction (the “Closing” and the date of such Closing, the “Closing Date”) a one-time, non-refundable and irrevocable transaction fee, by wire transfer of immediately available funds, of $28,000,000 in the aggregate, apportioned such that (a) Silver Lake (or its designees) receive $11,435,650.56, (b) KKR (or its designees) receive $11,435,650.56 and (c) TCV (or its designees) receive $5,128,698.88.

SECTION 2. Appointment. The Company hereby retains each of the Managers to render the Services (as defined in Section 3(a)) in accordance with the terms and subject to the conditions of this Agreement.

SECTION 3. Services. (a) Each Manager, severally and not jointly, agrees that until the expiration of the Term (as defined below) or the earlier termination of its obligations under this Section 3 pursuant to Section 4(d) hereof, it will render to the Company and its subsidiaries, by and through itself and its Affiliates and such of their respective officers, employees, representatives, agents and third parties as such Manager may, in its sole discretion (or, in the case of third parties, subject to the reasonable prior approval of the Company), designate from time to time, monitoring and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice regarding the structure, distribution and timing of private or public debt or equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, including in relation to the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants, (ii) advice regarding the strategy of the Company and its subsidiaries, (iii) advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company, (iv) general advice regarding dispositions and/or acquisitions, (v) advice regarding the business of the Company and its subsidiaries and (vi) such other advice directly related or ancillary to the above services as may be reasonably requested by the Company (collectively, the “Services”). No Manager will have any obligation to provide any other services to the Company or its subsidiaries absent an agreement between such Manager and the Company or its subsidiaries in respect of the scope of such other services and the payment therefor.

(b) Any advice or opinions provided by the Managers to the Company in connection with or relating to the Services may not be disclosed by the Company or referred to by the Company publicly or to any third party (other than the Company’s and its subsidiaries’ legal, tax, financial or other advisors), except with the prior written consent of the Managers; provided, that the foregoing shall not apply to any disclosure required by law to the extent the Company provides written notice to the Managers promptly after determining that such disclosure is required (unless such notice is prohibited by applicable law), so that the Managers may seek a protective order or other appropriate remedy (and the Company agrees to cooperate with the Managers in connection with seeking such order or other remedy). In the event that such protective order or other remedy is not obtained, the Company agrees to furnish only that portion of such advice or opinions that it determines, after consultation with counsel, is legally required, and to exercise reasonable best efforts to obtain assurance that confidential treatment shall be accorded such disclosed information.

(c) It is expressly agreed that the Services to be rendered hereunder will not include investment banking or other financial advisory services which may be provided by each of the Managers or any of their respective Affiliates to the Company, or any of its subsidiaries, in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction by the Company or any of its subsidiaries (each, a “Future Transaction”). Each of the Managers may be entitled to receive additional compensation for providing investment banking or other financial advisory services (collectively, the “Additional Services”) by mutual agreement of the Company or such subsidiary, on the one hand, and each of the Managers or their respective relevant Affiliates, on the other hand, which such compensation shall not exceed customary fees charged by internationally recognized investment banks serving as financial advisors in similar transactions. For the avoidance of doubt, Additional Services are not “Permitted Transactions” as such term is defined in the LLC Agreement.

(d) The Managers shall perform all services to be provided hereunder as an independent contractor to the Company and not as employees, agents or representatives of the Company.

SECTION 4. Management and Other Fees.

(a) In consideration of the Services being rendered by the Managers, the Company will pay, or shall cause its subsidiaries to pay, to the Managers an aggregate annual non-refundable and irrevocable management fee (the “Management Fee”) of $2,000,000, which amount shall increase annually by five percent (5%), beginning on the first anniversary of the Closing Date (the “Base Fee”), payable in quarterly installments in arrears at the end of each calendar quarter, subject to adjustment from time to time as set forth herein. The initial Management Fee shall be prorated to deduct the portion of the current calendar year which has elapsed prior to the Closing Date. Each installment of the Management Fee shall be apportioned among the Managers pro rata based on the percentage Interest in Newco held by each Manager and its Affiliates relative only to the percentage Interest in Newco of each of the other Managers and their Affiliates during the period in which such installment accrues. Unless any Manager abstains from receipt of all or any portion of the Management Fee, each Manager shall be paid its proportionate share of each installment of the Management Fee on the same date.

(b) To the extent the Company and its subsidiaries cannot pay, or cause to be paid, the Management Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any contract (including any debt financing) of the Company or its subsidiaries, the payment by, as applicable, the Company or any of its subsidiaries to the Managers of the accrued and payable Management Fee will be deferred and will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Management Fee is no longer prohibited by applicable law or the terms of any contract (including any debt financing) of the Company and/or its subsidiaries, as applicable, and the Company or its subsidiaries are otherwise able to make such payment or to cause such payment to be made and (ii) a total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any abstention from receipt of the Management Fee by any Manager shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries (including, without limitation, the other Managers). Any such abstention shall be at such Manager’s sole option and discretion and shall in no way impair such Manager’s right to receive and collect such payments or the other Managers’ right to receive and collect any payment hereunder. Any installment of the Management Fee not paid on the scheduled due date (excluding any abstention from all or any portion of such payment by any Manager) will bear interest, payable in cash on each scheduled due date, at an annual rate of 9%, compounded quarterly, from the date due until paid.

(c) Notwithstanding anything to the contrary contained in this Agreement, immediately following the consummation of an IPO, this Agreement shall automatically terminate unless the Company, by delivery of a written notice to the Managers prior to such consummation, otherwise elects to continue this Agreement in full force and effect. In the event of a termination of this Agreement pursuant to the immediately preceding sentence, upon such termination, the Company shall pay, or shall cause its subsidiaries to pay, (i) any remaining accrued and unpaid Management Fees and Out-of-Pocket Expenses (as defined below) payable by the Company and its subsidiaries under this Agreement and (ii) a single lump sum nonrefundable and irrevocable cash payment (the “Lump Sum Fee”) equal to the then present value (using a discount rate equal to the yield to maturity on the date of such written notice of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of the date of such termination (the “Discount Rate”)) of all then current and future Management Fees payable under this Agreement, assuming the expiration of the Term is the tenth anniversary of the date of such termination, and such payment of the Lump Sum Fee and any accrued and unpaid Management Fees and Out-of-Pocket Expenses shall be made to the Managers by wire transfer in same-day funds to the bank account or accounts designated by each Manager, which payment shall not be refundable under any circumstances. The Lump Sum Fee shall be apportioned among the Managers pro rata based on the percentage Interest in Newco held by each Manager and its Affiliates relative only to the percentage Interest in Newco of each of the other Managers and their Affiliates as of the date of termination pursuant to this Section 4(c). Upon termination pursuant to this Section 4(c), the obligations of each Manager to provide the Services hereunder, and the obligations of the Company to pay, and to cause its subsidiaries to pay, Management Fees (except as provided in this Section 4(c)), shall be terminated, but all other provisions of this Agreement shall continue unaffected.

(d) To the extent the Company or its subsidiaries do not pay, or cause to be paid, any portion of the Lump Sum Fee by reason of any prohibition on such payment pursuant to any applicable law, the terms of any contract (including any debt financing) of the Company or its subsidiaries, any unpaid portion of the Lump Sum Fee shall be paid to the Managers immediately on the earlier of (i) the first date on which the payment of such unpaid amount is no longer prohibited by applicable law or the terms of any contract (including any debt financing) of the Company or its subsidiaries, as applicable, and the Company or its subsidiaries are otherwise able to make such payment or to cause such payment to be made and (ii) a total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any abstention from receipt of the Lump Sum Fee by any Manager shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries (including, without limitation, the other Managers). Any such abstention shall be at each such Manager’s sole option and discretion and shall in no way impair such Manager’s right to receive and collect such payments or the other Managers’ right to receive and collect any payment hereunder. Any portion of the Lump Sum Payment not paid on the scheduled due date (excluding any abstention from all or any portion of such payment by any Manager) shall bear interest at an annual rate of 9%, compounded quarterly, from the date due until paid.

SECTION 5. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay, or will cause its subsidiaries to either pay directly, or, in the sole discretion of the Company, reimburse each Manager and each of its Affiliates for each Manager’s and each of its Affiliates’ respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable and documented out-of-pocket costs and expenses incurred by each Manager and its Affiliates (a) on or after August 18, 2010, in connection with the Transactions and (b) on or after the Closing in connection with the Services, including, in each case and without limitation, (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by such Manager or any of its Affiliates, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by such Manager or any of its Affiliates, and (iii) transportation, per diem costs, word processing expenses or any similar expense not associated with such Manager’s or its Affiliates’ ordinary operations; provided that, the aggregate amount payable or reimbursable by the Company in respect of Out-of-Pocket Expenses incurred by the Managers at or prior to the Closing Date in connection with the Transactions (excluding those related to the financing of the Transactions, which shall also be payable by the Company at the Closing) (the “Closing Expenses”) shall not exceed $18,000,000 in the aggregate (the “Closing Expense Payment”), which amount shall be payable at the Closing. The Closing Expense Payment shall be allocated first to the Managers in respect of Closing Expenses incurred by any Managers and its Affiliates on behalf of the Investor and its assignees or otherwise for the benefit of all of the Managers and their respective Affiliates (the “Shared Closing Expenses”); provided that if the aggregate amount of the Shared Closing Expenses exceeds $18,000,000, the Closing Expense Payment shall be apportioned among the Managers in a manner such that, after payment of the Closing Expense Payment to the Managers and to the extent possible, each Manager and its Affiliates shall have no greater outstanding liability in respect of unreimbursed Shared Closing Expenses than any other Manager and its Affiliates, determined pro rata based on the percentage Interest in Newco of each of the Managers and their Affiliates relative only to the percentage Interest in Newco of each of the other Managers and their Affiliates as of the Closing Date. If the Closing Expense Payment exceeds the aggregate amount of the Shared Closing Expenses, the remaining amount of the Closing Expense Payment (the “Remaining Expense Payment”) shall be apportioned among the Managers pro rata based on the percentage Interest in Newco held by each Manager and its Affiliates relative only to the percentage Interest in Newco of each of the other Managers and their Affiliates as of the Closing Date; provided further that if any Manager incurs Closing Expenses in an amount less than its apportioned share of the Closing Expense Payment, the remaining unallocated amount shall be reapportioned among the remaining Managers in accordance with their relative interest in the remaining Closing Expense Payment until the remaining Closing Expense Payment is exhausted or all such Closing Expenses have been paid or reimbursed by the Company. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Company by the relevant payee.

SECTION 6. Acknowledgment of Indemnification Agreement. The Investor and the Company (on behalf of itself and its subsidiaries) hereby acknowledge and agree that the Services provided by the Managers hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, among Newco, the Management Unitholder, the Company, Holdings and the Sponsor Managers (as defined therein) (as it may be amended, modified or supplemented from time to time, the “Indemnification Agreement”).

SECTION 7. Accuracy of Information. The Company shall furnish or cause to be furnished to each of the Managers upon reasonable request such information as each of the Managers believes to be reasonably appropriate to render the Services and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership, directly or indirectly, by the Managers or their respective Affiliates and their respective members, officers and employees of equity securities of the Company or any controlling person or subsidiary thereof (all such information so furnished, the “Information”). The Company recognizes and confirms that the Managers (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services and other services contemplated by this Agreement without having independently verified the same, (b) do not assume responsibility for the accuracy or completeness of the Information and such other information and (c) are entitled to rely upon the Information without independent verification.

SECTION 8. Term. This Agreement will become effective as of the date hereof and (except as otherwise provided herein and subject to Section 4(c)) will continue until the tenth anniversary of the date hereof (the “Term”); provided, however, that the Term of this Agreement shall automatically be extended thereafter for successive one-year periods unless either the

Company or the Managers deliver a written notice to the other of its desire to terminate this Agreement at least 90 days prior to the expiration of any such one-year period. Notwithstanding anything to the contrary set forth herein, (x) the expiration of the Term will not affect the obligations of the Company to pay, or cause to be paid, any amounts accrued but not yet paid as of the date of such expiration and (y) the provisions of Sections 4(b), 4(d), 5, 6, 7, 8, 9, 11 and 12 hereof will survive the expiration of the Term. The Management Fee will accrue and be payable with respect to the pro rata portion of the year of the Company in which the Term expires.

SECTION 9. Disclaimer, Release and Limitation of Liability.

(a) Disclaimer; Standard of Care. No Manager nor any of their respective Affiliates makes any representation or warranty, express or implied, in respect of the Services to be provided hereunder. In no event shall a Manager or any of its former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each, a “Related Party”) be liable to the Company or any of its Affiliates for any act, alleged act, omission or alleged omission that does not constitute willful misconduct, bad faith or fraud of such Manager or Related Party as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Release. The Company hereby irrevocably and unconditionally releases and forever discharges each Manager and its Related Parties from any and all liabilities, claims and causes of action related to or arising out of or in connection with the Transactions or the Services or the engagement of such Manager pursuant to, and the performance by such Manager of the Services, that the Company may have suffered or incurred, or may claim to have suffered or incurred, on or after the date hereof, except with respect to any act or omission that constitutes willful misconduct, bad faith or fraud of such Manager or Related Party as determined by a final, non-appealable determination of a court of competent jurisdiction.

(c) Limitation of Liability. In no event will any Manager or any of its Related Parties be liable to the Company or any of its Affiliates (i) for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), related to or arising out of or in connection with the Transactions or the Services or the engagement of such Manager pursuant to, and the performance by such Manager of the Services, that the Company may have suffered or incurred, or may claim to have suffered or incurred, on or after the date hereof, except with respect to any act or omission that constitutes willful misconduct, bad faith or fraud of such Manager or Related Party as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) for an amount in excess of the fees actually received by such Manager hereunder except, in each case, to the extent such liability arises under the Purchase Agreement or the LLC Agreement and subject to any limitations on such liability set forth in the Purchase Agreement, the LLC Agreement or in any other agreement among such Manager or its Related Party, as applicable, and the Company or any of its Affiliates, as applicable.

SECTION 10. Non-exclusive License. The Company hereby grants the Managers and their Affiliates a non-exclusive license to use the Company’s and its subsidiaries’ trademarks and logos, solely in connection with describing the Managers’ relationship with the Company and its subsidiaries.

SECTION 11. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, the payments made or benefits provided to any of the Managers hereunder are intended to be exempt from or compliant with the provisions of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith with respect to such payments or benefits. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 11 shall govern with respect to any payments or benefits provided to any of the Managers to the extent that such payments or benefits constitute “nonqualified deferred compensation” for purposes of Code Section 409A.

(b) The Lump Sum Fee, if earned and payable to a Manager pursuant to Section 4(d), shall be paid within the sixty (60) day period following such Manager’s “separation from service” within the meaning of Code Section 409A upon the termination of this Agreement under Section 4(d). Notwithstanding anything to the contrary in Sections 4(c) or 4(e), the payment of the Base Fee or the Lump Sum Fee may not be deferred beyond March 15 of the calendar year following the calendar year in which such fee is otherwise payable.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the applicable Manager, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

SECTION 12. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or electronic mail transmission, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. To be valid, such communications must be addressed as follows:

if to Silver Lake:

c/o Silver Lake Partners
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Karen King
Facsimile: (650) 233-8125
Email: karen.king@silverlake.com

and to:

c/o Silver Lake Partners
9 West 57th Street
32nd Floor
New York, NY 10019
Attention: Andy Schader
Facsimile: (212) 981-3535
Email: andy.schader@silverlake.com

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: William Dougherty
Facsimile: (212) 455-2515
Email: wdougherty@stblaw.com

if to KKR:

Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attn: Adam Clammer
Facsimile: (650) 233-6548
Email: adam@kkr.com, chenh@kkr.com and justin.sabet-
peyman@kkr.com

and to:

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
Suite 4200
New York, New York 10019
Attn: David Sorkin
Facsimile: (212) 750-0003
Email: dsorkin@kkr.com

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY, 10017
Attention: William R. Dougherty
Facsimile: (212) 455-2501
Email: wdougherty@stblaw.com

if to TCV:

Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Attention: General Counsel
Facsimile: (650) 614-8222
Email: rfenton@tcv.com

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Stephen L. Ritchie, P.C.
Facsimile: (312) 862-2200
Email: stephen.ritchie@kirkland.com

if to the Company:

Desert Newco, LLC
14455 North Hayden Road
Suite 219
Scottsdale, AZ 85260
Attn: Christine N. Jones
Facsimile: 480-624-2546
Email: cjones@godaddy.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn: Jeffrey D. Saper
Facsimile: 650-493-6811
Email: jsaper@wsgr.com

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

(c) This Agreement, the LLC Agreement and the Indemnification Agreement constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the

State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

(e) Each of the parties hereto (i) submits to the exclusive jurisdiction of any federal court sitting in San Francisco, California, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 12(b). Nothing in this Section 12(e), however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(f) EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(g) No party may assign this Agreement or any of the rights or obligations hereunder without the prior written consent of KKR, Silver Lake and the Company; provided, however, that (i) no obligation of the Company in respect of any Manager maybe assigned to any other person or entity without the prior written consent of each of the Managers unless the same obligation of the Company in respect of each other Manager is assigned to such person or entity, (ii) each Manager may assign or transfer its duties or interests hereunder to any of its Affiliates (other than any portfolio companies affiliated with such Manager) at the sole discretion of such Manager and (iii) any assignment of TCV’s rights hereunder or any delegation of additional obligations hereunder to TCV shall require the prior written consent of TCV. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that each Manager’s Related Parties shall be third-party beneficiaries with respect to Section 9 hereof, entitled to enforce such provisions as though each such Related Party were a party to this Agreement.

(h) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All exhibits and annexes attached hereto are incorporated in and made a part of this Agreement as if set forth in full herein. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Any references in this Agreement to “including” shall be deemed to mean “including without limitation.” The rights, indemnities and remedies herein provided are cumulative and are not exclusive of any rights, indemnities or remedies that any party may otherwise have by contract, at law or in equity or otherwise. This Agreement may be executed and delivered in counterparts (including by facsimile or electronic mail transmission), and any party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

(i) Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j) Each payment made by the Company pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by the Managers to the Company prior to such payment.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Transaction and Monitoring Fee Agreement as of the date first written above.

SILVER LAKE MANAGEMENT COMPANY III, L.L.C.

By:	Silver Lake Technology Management, L.L.C,
its Managing Member

By:	/s/ James A. Davidson
Name: James A. Davidson
Title: Managing Member

[Signature Page to Transaction and Monitoring Fee Agreement]

KOHLBERG KRAVIS ROBERTS & CO, L.P.

By:	KKR Management Holdings L.P.,
its General Partner

By:	KKR Management Holdings Corp.,
its General Partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Chief Financial Officer

[Signature Page to Transaction and Monitoring Fee Agreement]

TCV VII MANAGEMENT, L.L.C.

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Authorized Signatory

[Signature Page to Transaction and Monitoring Fee Agreement]

GO DADDY OPERATING COMPANY, LLC

By:	/s/ Warren Adelman
Name: Warren Adelman
Title: Chief Executive Officer

[Signature Page to Transaction and Monitoring Fee Agreement]